                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                               (AMENDMENT NO. ___)

Filed by the Registrant    [X]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              ARMOR HOLDINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
      (Name of Person(s) filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              ARMOR HOLDINGS, INC.

                      1400 MARSH LANDING PARKWAY, SUITE 112
                           JACKSONVILLE, FLORIDA 32250

                                 APRIL 30, 2003

To Our Stockholders:

     On behalf of the Board of Directors of Armor Holdings, Inc., I cordially invite you to attend the Annual Meeting of Stockholders to be held on Tuesday, June 24, 2003, at 10:00 A.M., New York City time, at The Metropolitan Club, One East 60th Street, New York, New York 10022.

     The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.

     A copy of the 2002 Annual Report is included in this mailing.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, I URGE THAT YOU PARTICIPATE BY COMPLETING AND RETURNING YOUR PROXY AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT AND WILL BE GREATLY APPRECIATED. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.


                                                Cordially,


                                                ARMOR HOLDINGS, INC.


                                                Warren B. Kanders
                                                Chief Executive Officer

                              ARMOR HOLDINGS, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 24, 2003


To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of the Stockholders, and any adjournments or postponements thereof, of Armor Holdings, Inc., which will be held on Tuesday, June 24, 2003, at 10:00 A.M., New York City time, at The Metropolitan Club, One East 60th Street, New York, New York 10022, for the following purposes:

     1. To elect six members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

     2. To ratify the appointment of PricewaterhouseCoopers LLP as Armor Holdings, Inc.'s independent auditors for the fiscal year ending December 31, 2003 (Proposal 2); and

     3. To transact such other business as may properly be brought before the meeting.

     Stockholders of record at the close of business on April 28, 2003 are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. RETURNING YOUR PROXY CARD WILL ENSURE THAT YOUR VOTE IS COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE ANNUAL MEETING.



                                             By order of the Board of Directors


                                             Robert R. Schiller
                                             Secretary


April 30, 2003

                              ARMOR HOLDINGS, INC.
                           1400 MARSH LANDING PARKWAY
                                    SUITE 112
                           JACKSONVILLE, FLORIDA 32250


                             -----------------------
                                 PROXY STATEMENT
                             -----------------------



                         ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                  JUNE 24, 2003

                                  INTRODUCTION

PROXY SOLICITATION AND GENERAL INFORMATION

     This Proxy Statement and the enclosed form of proxy are being furnished to the holders of common stock, par value $.01 per share, of Armor Holdings, Inc., a Delaware corporation (which is sometimes referred to in this Proxy as "Armor Holdings," "we," or "us"), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held on Tuesday, June 24, 2003 at The Metropolitan Club, One East 60th Street, New York, New York 10022, at 10:00 A.M., New York City time, and at any adjournments or postponements thereof. This Proxy Statement and the Proxy Card are first being sent to stockholders on or about April 30, 2003.

     At the meeting, stockholders will be asked:

     1. To elect six members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

     2. To ratify the appointment of PricewaterhouseCoopers LLP as Armor Holdings, Inc.'s independent auditors for the fiscal year ending December 31, 2003 (Proposal 2); and

     3. To transact such other business as may properly be brought before the meeting.

     The Board of Directors has fixed the close of business on April 28, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. Each such stockholder will be entitled to one vote for each share of common stock held on all matters to come before the meeting and may vote in person or by proxy authorized in writing.

     Stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the enclosed envelope. Proxies which are not revoked will be voted at the meeting in accordance with instructions contained therein. If the proxy card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors (Proposal 2). A stockholder who so desires may revoke his proxy at any time before it is voted at the meeting by: (i) delivering written notice to us (attention: Corporate Secretary); (ii) duly executing and delivering a proxy bearing a later date; or
(iii) casting a ballot at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

     The Board of Directors knows of no other matters that are to be brought before the meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     Only stockholders as of the close of business on April 28, 2003 (the "Record Date") are entitled to notice of and to vote at the meeting. As of the Record Date, there were 27,550,630 shares of our common stock outstanding and entitled to vote, with each share entitled to one vote. See "Security Ownership of Certain Beneficial Owners and Management."

REQUIRED VOTES

     The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of Armor Holdings stock entitles the holder to one vote on each matter presented for shareholder action. The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast in person or by proxy is necessary for the approval and the ratification of the appointment of independent auditors (Proposal 2).

     An independent inspector of elections appointed by our transfer agent or us will tabulate votes at the meeting. Since the affirmative vote of a plurality of votes cast is required for the election of directors (Proposal 1), abstentions and "broker non-votes" will have no effect on the outcome of such election. Since the affirmative vote of a majority of the votes cast is necessary for the ratification and approval of the appointment of independent auditors (Proposal
2), an abstention will have the same effect as a negative vote, but "broker non-votes" will have no effect on the outcome of the vote.

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered "broker non-votes," and will be counted for purposes of determining whether there is a quorum.

PROXY SOLICITATION

     Armor Holdings will bear the costs of the solicitation of proxies for the meeting. Our directors, officers and employees may solicit proxies from stockholders by mail, telephone, telegram, e-mail, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of our common stock held of record by them and such custodians will be reimbursed for their reasonable expenses.

     IT IS DESIRABLE THAT AS LARGE A PROPORTION AS POSSIBLE OF THE STOCKHOLDERS' INTERESTS BE REPRESENTED AT THE MEETING. THEREFORE, EVEN IF YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR STOCK WILL BE REPRESENTED. IF YOU ARE PRESENT AT THE MEETING AND DESIRE TO DO SO, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON BY GIVING WRITTEN NOTICE TO THE SECRETARY OF ARMOR HOLDINGS, INC. PLEASE RETURN YOUR EXECUTED PROXY PROMPTLY.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 28, 2003 certain information regarding the beneficial ownership of the common stock outstanding by (i) each person known to us to own 5% or more of the common stock, (ii) our directors,
(iii) our executive officers and (iv) our executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.

                                                                                   Amount and Nature of
                                                                                  Beneficial Ownership (1)
                                                                                  ------------------------
Name                                                                              Number        Percentage
----                                                                              ------        ----------
T. Rowe Price Associates, Inc. (2)                                               3,033,700            11.0%
Westfield Capital Management Co. LLC (3)                                         2,956,000            10.7%
Warren B. Kanders and Kanders Florida Holdings, Inc. (4)                         2,424,855             8.7%
Lord Abbett & Co. (5)                                                            1,710,781             6.2%
Wellington Management Company, LLP (6)                                           1,609,200             5.8%
Burtt R. Ehrlich (7)                                                               140,200                *
Nicholas Sokolow (8)                                                               201,200                *
Thomas W. Strauss (9)                                                              132,500                *
Alair A. Townsend (10)                                                             104,416                *
Deborah Zoullas (11)                                                                     -                *
Robert R. Schiller (12)                                                            230,674                *
Stephen E. Croskrey (13)                                                           205,674                *
Jonathan M. Spiller (14)                                                           995,480             3.5%
Stephen J. Loffler (15)                                                                  -                *
All executive officers and directors as a group (10 persons)(16)                 4,434,999            15.1%

*    Less than 1%.

(1) As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (a) the power to vote, or direct the voting of, such security or (b) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days.

(2) This information has been obtained from the Schedule 13G filed by T. Rowe Price Associates, Inc. on February 3, 2003. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3) This information has been obtained from the Schedule 13G filed by Westfield Capital Management Co. LLC on December 5, 2002. The address of Westfield Capital Management Co. LLC is One Financial Center, Boston, MA 02111.

(4) Of such shares, Kanders Florida Holdings, Inc., of which Mr. Kanders is the sole stockholder and sole director, owns 2,109,355 shares. Includes options to purchase 312,500 shares of common stock. Excludes unvested restricted stock awards of 110,447 shares granted to Mr. Kanders over which Mr. Kanders does not have voting or dispositive power and unvested options to purchase 485,000 shares of common stock. Also includes 3,000 shares held for the benefit of Mr. Kanders' children.

(5) This information has been obtained from the Schedule 13G filed by Lord Abbett & Co. on January 30, 2003. The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.

(6) This information has been obtained from Schedule 13G filed by Wellington Management Company, LLP on February 14, 2003. The amount reported consists of shares of common stock owned by clients of Wellington Management. The address of Wellington Management is 75 State Street, Boston, MA 02109.

(7) Includes options to purchase 45,000 shares of common stock. Also includes 5,000 shares owned by Mr. Ehrlich's children and 6,500 shares in trust for the benefit of his children, of which Mr. Ehrlich's spouse is trustee, of which he disclaims beneficial ownership. Also includes 400 shares owned by Mr. Ehrlich's spouse's individual retirement account of which Mr. Ehrlich disclaims beneficial ownership.

(8) Includes options to purchase 120,000 shares of common stock. Also includes 60,000 shares owned by S.T. Investors Fund, LLC, a limited liability company of which Mr. Sokolow is a member, 10,000 shares owned by Mr. Sokolow's profit sharing plan and 11,200 shares held for the benefit of Mr. Sokolow's children and of which Mr. Sokolow disclaims beneficial ownership.

(9)  Includes options to purchase 120,000 shares of common stock.

(10) Includes options to purchase 100,000 shares of common stock.

(11) Excludes unvested options to purchase 30,000 shares of common stock.

(12) Includes options to purchase 225,000 shares of common stock. Excludes unvested restricted stock awards of 108,665 shares granted to Mr. Schiller over which Mr. Schiller does not have voting or dispositive power and unvested options to purchase 200,000 shares of common stock.

(13) Includes options to purchase 200,000 shares of common stock. Excludes unvested restricted stock awards of 5,531 granted to Mr. Croskrey over which Mr. Croskrey does not have voting or dispositive power and unvested options to purchase 150,000 shares of common stock.

(14) Beneficial ownership reported for Mr. Spiller is as of April 8, 2003, the day immediately preceding the date Mr. Spiller's employment was terminated, and is based on the Form 4 filed by Mr. Spiller on September 18, 2002. Includes options to purchase 664,191 shares of common stock. Also includes 20,000 shares owned by Mr. Spiller's children, of which Mr. Spiller disclaims beneficial ownership. Excludes 115,363 unvested shares of restricted stock. Mr. Spiller's address is 611 Ponte Vedra Boulevard, Unit 113, Ponte Vedra Beach, Florida 32082.

(15) Mr. Loffler resigned from his position with Armor Holdings on August 31, 2002. Beneficial ownership reported for Mr. Loffler is based on information available to Armor Holdings.

(16) See footnotes (4) and (7-15). Includes shares beneficially held by Mr. Spiller and Mr. Loffler, who are no longer employed by the Company.

         We are not aware of any material proceedings to which any of our directors, executive officers or affiliates or any security holder, including any owner of record or beneficially of more than 5% of any class of our voting securities, is a party adverse to us or has a material interest adverse to us.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

         Our Certificate of Incorporation and Bylaws provide that we may have between three and fifteen directors, with such number to be fixed by the Board of Directors. Effective at this time and for the purposes of the meeting, the number of directors of Armor Holdings, as fixed by the Board of Directors, is six.

         Our directors are elected annually at the annual meeting of stockholders. Their respective terms of office continue until the next annual meeting of stockholders and until their successors have been elected and qualified in accordance with our Bylaws. There are no family relationships among any of our directors or executive officers.

         Unless otherwise specified, each proxy received will be voted for the election as directors of the six nominees named below to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in this proxy statement and to serve as a director if elected. Should any nominee become unable or unwilling to accept a nomination or election, the persons named in the enclosed proxy will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with our Bylaws.

         The following persons have been nominated as directors:

            WARREN B. KANDERS, 45, has served as the Chairman of our board since January 1996 and as our Chief Executive Officer since April 9, 2003. Mr. Kanders has served as a member of the Board of Directors of Clarus Corporation since June 2002 and as the Executive Chairman of Clarus Corporation's Board of Directors since December 2002. From October 1992 to May 1996, Mr. Kanders served as Vice Chairman of the board of Benson Eyecare Corporation. From June 1992 to March 1993, Mr. Kanders served as the President and a director of Pembridge Holdings, Inc.

         BURTT R. EHRLICH, 63, has served as one of our directors since January 1996. Mr. Ehrlich has served as a member of the Board of Directors of Clarus Corporation since June 2002 and as Chairman of the Board of Directors of Langer, Inc. since February 2001. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from December 1986 until October 1992, and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

         NICHOLAS SOKOLOW, 53, has served as one of our directors since January 1996. Mr. Sokolow has served as a member of the Board of Directors of Clarus Corporation since June 2002. Mr. Sokolow has been a partner in the law firm of Sokolow, Dunaud, Mercadier & Carreras since 1994. From June 1973 until October 1994, Mr. Sokolow was an associate and partner in the law firm of Coudert Brothers.

         THOMAS W. STRAUSS, 60, has served as one of our directors since May 1996. Mr. Strauss has served as a member of the Board of Directors of Langer, Inc. since June 2002. Since 1995, Mr. Strauss has been a principal with Ramius Capital Group, a privately held investment management firm. From June 1993 until July 1995, Mr. Strauss was co-chairman of Granite Capital International Group, an investment banking firm. From 1963 to 1991, Mr. Strauss served in various capacities with Salomon Brothers Inc, an investment banking and brokerage firm, including President and Vice-Chairman.

         ALAIR A. TOWNSEND, 61, has served as one of our directors since December 1996. Since February 1989, Ms. Townsend has been publisher of Crain's New York Business, a business periodical. Ms. Townsend was a former governor of the American Stock Exchange. Ms. Townsend served as New York City's Deputy Mayor for Finance and Economic Development from February 1985 to January 1989.

         DEBORAH ZOULLAS, 50, has served as one of our directors since
July 2002. Ms. Zoullas is a private investor. From December 1998 until December 2000, Ms. Zoullas served as the Executive Vice President of Sotheby's Holdings, Inc. and during 2000 served on its Board of Directors. From 1974 until 1996, Ms. Zoullas worked in various capacities within the Investment Banking Division of Morgan Stanley & Co. Incorporated. Ms. Zoullas is an Advisory Director of

Morgan Stanley, a member of the Advisory Board of The Stanford Business School, a Director of the Helena Rubinstein Foundation and a member of the Executive Committee of The Projects Committee of Memorial Sloan Kettering.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ABOVE-NAMED DIRECTOR NOMINEES.

          INFORMATION CONCERNING MEETINGS OF THE BOARD OF DIRECTORS AND
                   BOARD COMMITTEES AND DIRECTOR COMPENSATION

         During fiscal 2002, the Board of Directors held twelve meetings. The Board of Directors has standing Audit, Compensation, Nominating and Option Committees. During fiscal 2002, all of the directors then in office attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served. The Compensation, Nominating and Option Committees do not meet on a regular basis, but only as circumstances require.

AUDIT COMMITTEE

         The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors and to analyze the reports and recommendations of such auditors. The committee also monitors the adequacy and effectiveness of our financial controls and reporting procedures and the performance of our internal audit staff and independent auditors. During fiscal 2002, the Audit Committee consisted of Ms. Townsend (Chairwoman), Mr. Sokolow, Mr. Strauss and Ms. Zoullas. The Audit Committee met nine times during fiscal 2002.

COMPENSATION COMMITTEE

         The purpose of the Compensation Committee is to recommend to the Board of Directors the compensation and benefits of our executive officers and other key managerial personnel. During fiscal 2002, the Compensation Committee consisted of Messrs. Sokolow (Chairman) and Ehrlich. Although members of the Compensation Committee held numerous informal discussions during fiscal 2002, the Compensation Committee did not formally meet during fiscal 2002, and the functions of the Compensation Committee were considered at and acted upon by the entire Board of Directors during its meetings in fiscal 2002.

NOMINATING COMMITTEE

         The purpose of the Nominating Committee is to identify, evaluate and nominate candidates for election to the Board of Directors. The Nominating Committee will consider nominees recommended by stockholders. The names of such nominees should be forwarded to Robert R. Schiller, Secretary, Armor Holdings, Inc., 1400 Marsh Landing Parkway Suite 112, Jacksonville, Florida 32250, who will submit them to the committee for its consideration. During fiscal 2002, the Nominating Committee consisted of Messrs. Kanders (Chairman) and Sokolow. The Nominating Committee did not meet during fiscal 2002. The functions of the Nominating

Committee were considered at and acted upon by the entire Board of Directors during its meetings in fiscal 2002.

OPTION COMMITTEE

         The purpose of the Option Committee is to administer our stock option plans, and to recommend to the Board of Directors awards of options to purchase Armor Holdings common stock thereunder. During fiscal 2002, the Option Committee consisted of Mr. Ehrlich (Chairman). The Option Committee did not meet during fiscal 2002, however it acted on two occasions by written consent. Except as indicated above, the functions of the Option Committee were considered at and acted upon by the entire Board of Directors during its meetings in fiscal 2002.

COMPENSATION OF DIRECTORS

         In 2002, our directors, other than Messrs. Kanders and Spiller who were compensated pursuant to their employment agreements and Ms. Zoullas who was granted an option to purchase 30,000 shares in connection with her appointment to the Board, were each granted options to purchase 12,500 shares of our common stock for their services as directors. Directors who are not employees of Armor Holdings ("Non-Employee Directors") are compensated for their services as directors through their participation in the 2002 Stock Incentive Plan. The exercise price for all options granted to each Non-Employee Director under the 2002 Stock Incentive Plan is the closing price of our common stock on the date of the grant as quoted on the composite tape of the New York Stock Exchange, or on such exchange as our common stock may then be trading.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         No director, executive officer, or person nominated to become a director or executive officer has, within the last five years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or practice; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission (the "Commission") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

         The Board of Directors has appointed an Audit Committee consisting of four directors. Each of the members of the Audit Committee is "independent" as defined under the New York Stock Exchange's listing standards and is financially literate as that qualification is interpreted by the Board of Directors. The Board of Directors has adopted a written charter with respect to the Audit Committee's roles and responsibilities.

         Management is responsible for Armor Holdings' internal controls and the financial reporting process. The external auditor is responsible for performing an independent audit of Armor Holdings' consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         1. The Audit Committee has reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP, our independent auditors.

         2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Communications with Audit Committees).

         3. The Audit Committee has received the written disclosures from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence.

         4. Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                  AUDIT COMMITTEE

                  Alair A. Townsend (Chair)
                  Nicholas Sokolow
                  Thomas W. Strauss
                  Deborah Zoullas

AUDIT FEES

         The aggregate fees billed by PricewaterhouseCoopers LLP, our principal accountants, for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and for the review of the financial statements included in our quarterly reports on Form 10-Q for such fiscal year were approximately $896,847. In part due to the new requirements of the Sarbanes-Oxley Act of 2002 and other current and future regulations, we expect that our audit and audit-related expenses will increase for 2003 over the 2002 amounts described above.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         We were not billed by PricewaterhouseCoopers LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

ALL OTHER FEES

         The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the fiscal year ended December 31, 2002, other than for services described above under "Audit Fees" and under "Financial Information Systems Design and Implementation Fees," were $1,049,397.

         The Audit Committee has considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining their independence.

                               EXECUTIVE OFFICERS

         The following table sets forth the name, age and position of each of our executive officers and significant employees as of April 28, 2003. Our executive officers are appointed by and serve at the discretion of the Board of Directors of Armor Holdings.


NAME                           AGE                             POSITION
----                           ---                             --------

Warren B. Kanders               45   Chairman of the Board of Directors and Chief Executive Officer
Robert R. Schiller              40   Chief Operating Officer, Chief Financial Officer and Secretary
Stephen E. Croskrey             43   President and Chief Executive Officer--Armor Holdings Products Division

         See the table of nominees for election as directors for biographical data with respect to Mr. Kanders.

         ROBERT R. SCHILLER, 40, has served as our Chief Operating Officer since April 2003, Executive Vice President, Chief Financial Officer and Secretary since November 2000, as Executive Vice President and Director of Corporate Development from January 1999 to October 2000, and as Vice President of Corporate Development from July 1996 to December 1998. Mr. Schiller graduated with a B.A. in Economics from Emory University in 1985 and received an M.B.A. from Harvard Business School in 1991.

         STEPHEN E. CROSKREY, 43, has served as President and Chief Executive Officer--Armor Holdings Products Division since February 1999. From 1998 to February 1999, Mr. Croskrey served as Director of Sales for Allied Signal, Inc.'s global fibers business. From 1988 to 1998,

Mr. Croskrey served in various positions for Mobil Oil, most recently as its Central Regional Manager for its Industrial Lubricant division. Mr. Croskrey graduated with a B.S. in Engineering from USMA at West Point and received an MM from Kellogg School of Management at Northwestern University in 1998.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following summary compensation table sets forth information concerning the annual and long-term compensation earned for the periods presented below by our chief executive officer and each of our other executive officers whose annual salary and bonus during fiscal 2002 exceeded $100,000 (collectively, the "Named Executive Officers").


                                                                                          LONG-TERM COMPENSATION
                                                                           -----------------------------------------------
                                                    ANNUAL COMPENSATION    RESTRICTED       SECURITIES
                                     FISCAL      ------------------------    STOCK          UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR         SALARY        BONUS       AWARDS           OPTIONS      COMPENSATION
------------------------------------ --------    ------------  ----------- ------------     ------------  ----------------

Warren B. Kanders                     2002             $   -        $   -    1,661,123(2)       585,000         $ 525,000  (1)
  Chairman of the Board and CEO       2001                 -            -            -           12,500           750,000
                                      2000                 -            -            -                -                 -

Jonathan M. Spiller (5)               2002           525,000            -    1,661,123(2)       425,000                 -
  Former President, CEO and           2001           398,000      500,000            -                -                 -
     Director                         2000           365,700            -      250,000(4)             -                 -

Robert R. Schiller                    2002           320,000            -    2,471,554(3)        50,000                 -
  Chief Operating Officer and         2001           300,000      375,000            -          250,000                 -
    Chief Financial Officer           2000           208,935            -      175,000(4)             -                 -

Stephen E. Croskrey                   2002           300,000            -       31,419(2)       200,000                 -
  President and CEO of Armor          2001           265,000      150,000            -                                  -
    Holdings Products Division        2000           229,000            -      175,000(4)

Stephen J. Loffler (6)                2002           176,548            -            -                -           385,299
  Former President and CEO of         2001           267,000            -                             -                 -
   ArmorGroup Services Division       2000           251,000            -      100,000(4)             -                 -

         (1) See "Certain Relationships and Related Transactions" for a description of Armor Holdings' agreement with Kanders & Company, Inc. ("Kanders & Co."), a corporation controlled by Mr. Kanders. The restricted stock awards granted to Mr. Kanders during 2002 include $157,123 granted to Kanders & Co. calculated using the closing price on August 12, 2002 of $15.04. The securities underlying options granted to Mr. Kanders during 2002 include 35,000 shares of common stock underlying an option granted to Kanders & Co. All other compensation paid to Mr. Kanders during 2002 and 2001 consists of amounts paid to Kanders & Co.

         (2) Represents the value of stock bonuses granted on August 12, 2002 pursuant to the 2002 Stock Incentive Plan. The number of shares issued pursuant to these bonuses is calculated using the closing price on August 12, 2002 of $15.04 as quoted on the New York Stock Exchange. These are restricted shares and will fully vest over a period ending December 31, 2016 with respect to Messrs. Kanders and Spiller and December 31, 2004 with respect to Mr. Croskrey. See also footnote 5 below.

         (3) Represents the value of stock bonuses granted on March 13, 2002 pursuant to the 1999 Stock Incentive Plan. The number of shares issued pursuant to these bonuses is calculated using the closing price on March 13, 2002 of $23.93 as quoted on the New York Stock Exchange. These are restricted shares and will fully vest over a period ending December 31, 2016.

         (4) Represents the value of stock bonuses granted on April 27, 2001 pursuant to the 1999 Stock Incentive Plan, for services rendered in fiscal year 2000. The number of shares issued pursuant to these bonuses is calculated using the closing price on April 27, 2001 of $16.96 as quoted on the New York Stock Exchange. These are restricted shares and will fully vest over a period ending December 31, 2003. See also footnote 5 below.

         (5) Mr. Spiller's employment was terminated and he resigned from his position as a director on April 9, 2003.

         (6)  Mr. Loffler resigned from his position on August 31, 2002.

OPTIONS GRANTED IN FISCAL 2002

         We granted the following options to our Named Executive Officers during fiscal 2002.


                                INDIVIDUAL GRANTS
-------------------------------------------------------------------------------------
                                            PERCENT OF                                      POTENTIAL REALIZABLE
                                              TOTAL                                           VALUE AT ASSUMED
                            NUMBER OF        OPTIONS                                         ANNUAL RATE OF STOCK
                           SECURITIES      GRANTED TO                                       PRICE APPRECIATION FOR
                           UNDERLYING       EMPLOYEES       EXERCISE                            OPTION TERM
                             OPTION         IN FISCAL          OF         EXPIRATION   -----------------------------
NAME                       GRANTS (#)         YEAR         BASE PRICE        DATE          5% ($)         10% ($)
-----------------------   --------------  --------------   -----------  -------------  -------------  --------------

Warren B. Kanders               110,000            5.8%         23.93        3/13/12      1,655,439       4,195,208
Warren B. Kanders               475,000           25.1%         24.07        6/24/12      7,190,309      18,221,656
Jonathan M. Spiller             128,000            6.8%         23.93        3/13/12      1,926,329       4,881,697
Jonathan M. Spiller             297,000           15.7%         24.07        6/24/12      4,495,836      11,393,330
Robert R. Schiller               50,000            2.6%         23.93        3/13/12        752,472       1,906,913
Stephen E. Croskrey             200,000           10.6%         23.93        3/13/12      3,009,890       7,627,651
Stephen J. Loffler                    -               -             -              -              -               -

AGGREGATE OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR END
OPTION VALUES

         The following table contains certain information regarding stock options exercised during fiscal 2002 and options to purchase our common stock held as of December 31, 2002, by each of the Named Executive Officers. The stock options listed below were granted without tandem stock appreciation rights. We have no freestanding stock appreciation rights outstanding.


                                                                NUMBER OF SECURITIES              VALUE OF UNDERLYING
                                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS AT
                               SHARES                          OPTIONS AT 12/31/02 (#)                12/31/02 (1)
                              ACQUIRED         VALUE        ------------------------------   ------------------------------
                            ON EXERCISE       REALIZED                           NON-                              NON-
 NAME                           (#)            (2)($)        EXERCISABLE     EXERCISABLE      EXERCISABLE      EXERCISABLE
 ------------------------  ---------------  -------------   --------------  --------------   --------------  --------------

 Warren B. Kanders                      -              -          312,500         485,000          491,500               -
 Jonathan M. Spiller               95,238      2,471,426          664,191         325,000        1,616,510               -
 Robert R. Schiller                     -              -          225,000         200,000          307,188               -
 Stephen E. Croskrey                    -              -          200,000         150,000           87,375               -
 Stephen J. Loffler               100,000        306,250                -               -                -               -

         (1) Calculated on the basis of $13.77 per share, the closing sales price of the common stock on the New York Stock Exchange on December 31, 2002, less the exercise price payable for such shares.

         (2) Calculated on the basis of the closing share price of the common stock on the New York Stock Exchange on the date of exercise, less the exercise price payable for such shares.

            REPORT ON EXECUTIVE COMPENSATION BY THE BOARD OF
                     DIRECTORS AND THE COMPENSATION COMMITTEE

COMPENSATION POLICY

         The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses and certain awards of stock options (in the case of options granted under our 2002 Stock Incentive Plan, 1999 Stock Incentive Plan and 1996 Stock Option Plan, such responsibility is generally limited to the actions taken by the Option Committee of the Board of Directors, although at times the full Board will grant options without having first received recommendations from the Option Committee). During 2002, the Compensation Committee was composed of Messrs. Sokolow and Ehrlich, both of whom were Non-Employee Directors.

         Our executive compensation program emphasizes company performance, individual performance and an increase in stockholder value over time in determining executive pay levels. Our executive compensation program consists of three key elements: (i) low annual base salaries; (ii) a performance-based annual bonus; and (iii) periodic grants of stock options. The Compensation Committee believes that this three-part approach best serves our and our stockholders' interests by motivating executive officers to improve our financial position, holding executives accountable for the performance of the organizations for which they are responsible and by attracting key executives into our service. Under our compensation program, annual compensation for executive officers are composed of a significant portion of pay that is "at risk" -- specifically, the annual bonus and stock options. Annual performance bonuses also permit executive officers to be recognized on an annual basis. Such bonuses are based largely on an evaluation of the contribution made by the executive officer to our overall performance. Stock options, which are generally awarded under our 2002 Stock Incentive Plan, relate a significant portion of long-term remuneration directly to stock price appreciation realized by all our stockholders.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

         As our President and Chief Executive Officer during fiscal 2002, Mr. Spiller was compensated during fiscal 2002 pursuant to an employment agreement entered into as of January 1, 2002. During 2002, Mr. Spiller received an annual base salary of $525,000. In addition, Mr. Spiller was entitled, at the discretion of the Option Committee of the Board of Directors, to yearly bonuses based upon our net income and to participate in the 2002 Stock Incentive Plan and other bonus plans adopted by us based on his performance and Armor Holdings' performance. Mr. Spiller's employment was terminated and he resigned from his position as a director on April 9, 2003.

MEMBERS OF THE COMPENSATION COMMITTEE

         Nicholas Sokolow (Chairman)
         Burtt R. Ehrlich

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Kanders, who was Chairman of the Board of Armor Holdings in fiscal 2002 and who was appointed as our Chief Executive Officer on April 9, 2003, served on the Compensation Committee in fiscal 2002 until June 18, 2002. During fiscal 2002, none of the members of our Compensation Committee, other than Mr. Kanders, (i) served as an officer or employee of Armor Holdings or its subsidiaries, (ii) was formerly an officer of Armor Holdings or its subsidiaries or (iii) entered into any transactions with Armor Holdings or its subsidiaries. During fiscal 2002, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee,
(ii) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of Armor Holdings. See "Certain Relationships and Related Transactions" below for a description of certain arrangements between Kanders & Company, Inc., a corporation controlled by Mr. Kanders, and us.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) of our common stock with the cumulative return (including reinvested dividends) of the Standard & Poor's 600 SmallCap Index, the Russell 3000 Index and certain companies selected in good faith by management which, in management's view, constitute a representative line-of-business comparison (the "Peer Group"). Several of the companies comprising the Peer Group were not publicly traded during the entire mandated comparison period. Returns for these companies were therefore included in the presentation of the performance graph for only those calendar years that such data was publicly available. Our returns for the period since May 1999 are as quoted on the New York Stock Exchange and for the period prior to May 1999 are as quoted on the American Stock Exchange.

         The companies comprising the Peer Group are Moog, Inc., InVision Technologies, Inc., Kroll, Inc., Heico Corp., and L 3 Communication Holdings, Inc.

                               [GRAPHIC OMITTED]

                              1997           1998          1999           2000          2001          2002
                              -----          -----         ----           ----          ----          ----

ARMOR                         100.00         145.27       166.67         221.43        342.73        128.84
PEER GROUP                    100.00         159.52       101.77         153.54        229.29        284.73
RUSSELL 3000                  100.00         158.37       189.14         173.03        151.19         90.14
S&P 600 SMALL CAP INDEX       100.00         121.91       135.96         150.94        159.60        108.53

EMPLOYMENT AGREEMENTS

            As of January 1, 2002, we entered into an employment agreement with Jonathan M. Spiller which provides that he will serve as our President and Chief Executive Officer for a three year term that will expire December 31, 2004, subject to early termination as described below. The agreement provides for a base salary of $525,000. Mr. Spiller also received options to purchase 425,000 shares of common stock, of which options to purchase 128,000 shares of common stock were issued to him at an exercise price per share equal to $23.93, and options to purchase 297,000 were issued to him at an exercise price per share equal to $24.07. These options vest as follows: 100,000 options vest on each of December 31, 2002 and December 31, 2003 and 225,000 options vest on December 31, 2004. Mr. Spiller also received a restricted stock grant of 100,000 shares pursuant to the 2002 Stock Incentive Plan which will vest on December 31, 2016, subject to acceleration under certain circumstances which include, among other things, our achievement of certain target levels for our earnings before interest, taxes, depreciation and amortization ("EBITDA"). Pursuant to his employment agreement, Mr. Spiller may be entitled, at the discretion of the Compensation Committee of the board, to participate in the other option plans and other bonus plans we have adopted based on his performance and our overall performance. A "change in control" of Armor Holdings will allow Mr. Spiller to terminate his employment agreement and to receive, in one lump sum within five business days, payment equal to his base salary until the end of the term of his employment or his base salary for two years, whichever is greater, as well as the vesting of all 425,000 options and 100,000 restricted stock grants granted to him under the employment agreement. Mr. Spiller will also be entitled to such payment, in one lump sum within five business days, and the acceleration of such vesting on the options and restricted stock grants upon the termination of his employment agreement by us without cause. A termination for cause will result in the termination of any unvested options and restricted stock grants. Mr. Spiller has also agreed to certain confidentiality and non-competition provisions and, subject to certain exceptions and limitations, to not sell, transfer or dispose of the shares of common stock or options for the purchase of common stock of Armor Holdings granted to him under his employment agreement until December 31, 2004. Mr. Spiller's employment was terminated and he resigned from his position as a director on April 9, 2003.

         As of January 1, 2002, we entered into an employment agreement with Warren B. Kanders which provides that he will serve as the Chairman of our Board of Directors for a five year term expiring December 31, 2006, for which Mr. Kanders received options to purchase 550,000 shares of common stock. These options vest as follows: 100,000 options vested on December 31, 2002, 100,000 options vest on each of December 31, 2003 and December 31, 2004 and 250,000 options vest on December 31, 2006. Mr. Kanders will received a restricted stock grant of 100,000 shares which will vest on December 31, 2016, subject to acceleration under certain circumstances which include, among other things, our achievement of certain EBITDA targets. Pursuant to his employment agreement, Mr. Kanders may be entitled, at the discretion of the Compensation Committee of the board, to participate in the other option plans and other bonus plans we have adopted based on his performance and our overall performance. A "change in control" of Armor Holdings will allow Mr. Kanders to terminate his employment agreement and Mr. Kanders will be entitled to the vesting of all 550,000 options and 100,000 restricted stock grants granted to him under the employment agreement. Mr. Kanders will also be entitled to acceleration of such vesting on the options and restricted stock grants upon the termination of his employment agreement by us without cause. A termination for cause will result in the termination of any unvested options and restricted stock grants. Mr. Kanders has also agreed to certain confidentiality and non-competition provisions. See "Certain Relationships and Related Transactions" for a description of compensation paid to an entity controlled by Mr. Kanders. Effective April 9, 2003, Mr. Kanders was also appointed to serve as our Chief Executive Officer.

         As of January 1, 2002, we entered into an employment agreement with Robert R. Schiller which provides that he will serve as our Executive Vice President, Chief Financial Officer and Secretary for a three year term that will expire December 31, 2004, subject to early termination as described below. The agreement provides for a base salary of $320,000. Mr. Schiller also received options to purchase 250,000 shares of common stock at an exercise price per share equal to $15.05. These options were granted during September of 2001, 50,000 options vested on each of December 31, 2001 and December 31, 2002 and 50,000 options will vest on each of December 31, 2003, December 31, 2004 and December 31, 2005. Mr. Schiller also received options to purchase 50,000 shares at an exercise price per share equal to $23.93, which will vest on December 31, 2004. Mr. Schiller also received a restricted stock grant of 100,000 shares which vest on December 31, 2016, subject to acceleration under certain circumstances which include, among other things, our achievement of certain EBITDA targets. Pursuant to his employment agreement, Mr. Schiller may be entitled, at the discretion of the Compensation Committee of the board, to participate in the other option plans and other bonus plans we have adopted based on his performance and our overall performance. A "change in control" of Armor Holdings will allow Mr. Schiller to terminate his employment agreement and to receive, in one lump sum within five business days, payment equal to his base salary until the end of the term of his employment or his base salary for two years, whichever is greater, as well as the vesting of all 300,000 options and 100,000 restricted stock grants granted to him under the employment agreement. Mr. Schiller will also be entitled to such payment, in one lump sum within five business days, and the acceleration of such vesting on the options and restricted stock grants upon the termination of his employment agreement by us without cause. A termination for cause will result in the termination of any unvested options and restricted stock grants. Mr. Schiller has also agreed to certain confidentiality and non-competition provisions and, subject to certain exceptions and limitations, to not sell, transfer or dispose of the shares of common stock or options for the purchase of common stock of Armor Holdings granted to him under his employment agreement until December 31, 2004.

         As of January 1, 2002,we entered into an employment agreement with Stephen E. Croskrey which provides that he will serve as the President and Chief Executive Officer of our Armor Holdings Products Division for a three year term that will expire December 31, 2004, subject to early termination as described below. The agreement provides for a base salary of $300,000. Mr. Croskrey also received options to purchase 200,000 shares of common stock at an exercise price per share equal to $23.93. These options vest as follows: 50,000 options vest on December 31, 2002, 50,000 options vest on December 31, 2003 and 100,000 options vest on December 31, 2004. A "change in control" of Armor Holdings will allow Mr. Croskrey to terminate his employment agreement and to receive, in one lump sum within five business days, payment equal to his base salary until the end of the term of his employment or his base salary for two years, whichever is greater, as well as the vesting of all 200,000 options granted to him under the employment agreement. Mr. Croskrey will also be entitled to such payment, in one lump sum within five business days, and the acceleration of such vesting on his options upon the termination of his employment agreement by us without cause. A termination for cause will result in the termination of any unvested options and restricted stock grants. Mr. Croskrey has also agreed to certain confidentiality and non-competition provisions and, subject to certain exceptions and limitations, to not sell, transfer or dispose of the shares of common stock or options for the purchase of common stock of Armor Holdings granted to him under his employment agreement until December 31, 2004.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective as of January 1, 2002, Kanders & Company, Inc. ("Kanders & Co."), a corporation controlled by Warren B. Kanders, the Chairman of our Board, and currently our Chief Executive Officer, entered into an agreement with us to provide certain investment banking, financial advisory and related service for a five year term that will expire December 31, 2006. Kanders & Co. will receive a mutually agreed upon fee on a transaction by transaction basis during the term of this agreement. The aggregate fees under this agreement will not exceed $1,575,000 during any calendar year. We also agreed to reimburse Kanders & Co. for reasonable out-of-pocket expenses including Kanders & Co.'s expenses for office space, an executive assistant, furniture and equipment, travel and entertainment, reasonable fees and disbursements of counsel, and consultants retained by Kanders & Co.

         During the fiscal year ended December 31, 2002, we paid Kanders & Co. $525,000 for investment banking services. We also reimbursed Kanders & Co. for out-of-pocket expenses in the aggregate amount of $302,000 during the fiscal year ended December 31, 2002. We also granted Kanders & Co. (i) options to purchase 35,000 shares of our common stock at an exercise price per share equal to $23.93 and (ii) a restricted stock grant of 10,447 shares of common stock valued at $15.04 per share. These grants were made during fiscal 2002 in consideration for consulting services provided by Kanders & Co. in connection with certain transactions during fiscal 2001.

         Nicholas Sokolow is a member of Sokolow, Dunaud, Mercadier & Carreras. We have retained Sokolow, Dunaud, Mercadier & Carreras during the fiscal year ended December 31, 2002 and will retain Sokolow, Dunaud, Mercadier & Carreras during the current fiscal year. During the fiscal year ended December 31, 2002, we paid Sokolow, Dunaud, Mercadier & Carreras $28,000 for legal services.

                                   PROPOSAL 2

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

         The firm of PricewaterhouseCoopers LLP has audited our financial statements for the fiscal year ended December 31, 2002. The Board of Directors and the Audit Committee desire to continue the services of PricewaterhouseCoopers LLP for the current fiscal year ending December 31, 2003. Accordingly, the Board of Directors recommends that the stockholders ratify the appointment by the Board of Directors of the firm of PricewaterhouseCoopers LLP to audit our financial statements for the current fiscal year. Representatives of that firm are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the event the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the appointment will be reconsidered by the Audit Committee and the Board of Directors.

         THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers and any persons who own more than 10% of our capital stock to file with the Commission (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

         Except as indicated below, based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of our capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in our capital stock during the 2002 fiscal year were timely filed with the Commission and the New York Stock Exchange. In January 2002, in connection with the vesting of certain restricted stock awards, we withheld shares of our common stock which would otherwise have been issued to Messrs. Spiller, Schiller and Croskrey to satisfy tax withholding requirements. Due to an administrative oversight, Form 4s reporting such withholdings were not timely filed with the Commission and the New York Stock Exchange.

FORM 10-K

         We will provide, without charge, to each Stockholder as of the Record Date, on the written request of the Stockholder, a copy of our Annual Report on Form 10-K for the year ended December 31, 2002, including the financial statements and schedules, as filed with the Commission. Stockholders should direct the written request to our Corporate Secretary at c/o Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250.

PROPOSALS BY STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the annual meeting of stockholders to be held in 2004 must be submitted in writing to Armor Holdings, Inc., 1400 Marsh Landing Parkway, Suite 112, Jacksonville, Florida 32250, Attention: Corporate Secretary, no later than January 2, 2004 to be considered for inclusion in Armor Holdings' Proxy Statement and form of proxy for the 2004 annual meeting. Proposals must comply with Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act.


                                           FOR THE BOARD OF DIRECTORS



                                           ROBERT R. SCHILLER
                                           SECRETARY